EXHIBIT 10.27

                                OPTION AGREEMENT

         THIS OPTION AGREEMENT ("AGREEMENT") is entered into effective as of the 17th day of October, 2005 (the "EFFECTIVE DATE") by and between ADOM MINING LIMITED (the "OWNER") with an address at P.O. Box CT 1191, Cantonments, Accra, Ghana and CANADIANA GOLD RESOURCES LIMITED, a Ghanaian corporation with at address at 54 Lagoon Block, P.O. Box CT 5239, Nungua, Accra, Ghana ("CANADIANA").

                                    RECITALS

         WHEREAS the Owner is the registered proprietor of Prospecting License 1130/1991 dated May 8, 1991 and extended to October 6, 2003 and any subsequent extensions applied for and obtained by the Owner (the "LICENSE") containing an approximate area of 39.65 square kilometres, all of which being more particularly described on the Schedule "B" attached hereto and made a part hereof (such License area hereinafter referred to as the "PROPERTY");

         AND WHEREAS the Owner has agreed to grant to CANADIANA the sole and exclusive right and option to acquire all of the Owner's right, title and interest in and to the License, subject to the terms and conditions of this Agreement;

         NOW THEREFORE the Owner and CANADIANA, in consideration of the mutual promises and undertakings set forth herein, agree as follows:

1. TERM OF AGREEMENT.

         (a) unless sooner terminated as herein provided, the term of this Agreement shall be for five (5) years from the Effective Date (the "OPTION PERIOD");

         (b) the Owner agrees to apply for and obtain from the appropriate governmental authorities an extension or extensions of the License, as may be required from time to time, for the period of time coincidental with the Option Period; and

         (c) in connection with subsection (b) above, the cost and/or fees shall be borne by CANADIANA.

2. OWNER'S REPRESENTATIONS AND WARRANTIES. The Owner represents and warrants:

         (a) that the Owner is the beneficial owner of one hundred percent (100%) of the right, title and interest in and to the License free and clear of any and all encumbrances;

         (b) that it has the sole and exclusive right to enter into this Agreement;

         (c) that it has the exclusive right to engage in prospecting operations on the Property and has performed all of its obligations with respect thereto;

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         (d)      that it is not in default or alleged to be in default of the
                  License, and that no event, condition or occurrence exists that after notice or lapse of time or both would constitute a default under the License;

         (e) that it is unaware of any consents or authorizations that are required in order to make or keep the License effective, other than as provided therein;

         (f) that the operations carried out on or conducted by or on behalf of the Owner on or with respect to the Property have been carried out or conducted in a sound and workmanlike manner and in compliance with all applicable environmental laws and sound geological and geophysical, exploration, mining, engineering and metallurgical practices;

         (g) that the License and all material certificates, registrations, permits, licenses, consents or qualifications required by the Government of Ghana to conduct exploration or other operations on the Property are valid, existing and in good standing, and that the Owner has not received any notice of proceedings relating to the revocation or modification of the License and is not aware of any fact or circumstance that could cause, lead to or require such revocation or modification;

         (h) that there are no claims, contracts, agreements, liabilities or obligations of the Owner of any kind whatsoever currently in existence and relating to the Property or the License, whether or not owed, determined or determinable, that will become binding on CANADIANA or in respect of which CANADIANA may become liable as a result of CANADIANA's entering into this Agreement;

         (i) that it has the capacity to enter into this Agreement and all the transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform under this Agreement have been properly taken;

         (j) that it will not breach any other agreement, covenant or arrangement or contravene any applicable law by entering into or performing under this Agreement; and

         (k) that this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms. If, in the opinion of CANADIANA, the legal situation of the License or the Property is not warranted by the Owner, CANADIANA may take such actions at it deems fit to attempt to cure such defects. The Owner shall take such actions as are reasonably necessary or convenient to assist CANADIANA. The costs of CANADIANA's actions, including attorney's fees and the cost of releasing or satisfying any encumbrances, shall be a credit against any payments thereafter to be made to the Owner under this Agreement.

3. GRANT. The Owner hereby grants to CANADIANA the sole and exclusive right and option to acquire all of the Owner's right, title and interest in and to the License (the "OPTION"). The Option may be exercised by CANADIANA at any time during the Option Period by giving the Owner written notice of said exercise. The Owner also hereby grants to

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CANADIANA the exclusive right to explore, develop, (and provided CANADIANA has exercised the Option), mine and sell mineral products from the Property. It is expressly agreed that CANADIANA shall not be entitled to mine and sell mineral products from the Property without first exercising the Option.

4. OPTION PAYMENTS. Upon execution of this Agreement, CANADIANA shall pay to the Owner FIFTEEN THOUSAND UNITED STATES DOLLARS (US$15,000.00) (the "OPTION PAYMENT"). All payments under this or subsequent agreements (unless the Owner has a certificate from the Bank of Ghana to the contrary) shall be in Cedis at the prevailing inter-bank rate of exchange.

5. ADDITIONAL PAYMENTS. CANADIANA shall pay to the Owner an additional payment of:

         (a) FIVE THOUSAND UNITED STATES DOLLARS (US$5,000.00) on the anniversary date of this Agreement for each year that CANADIANA holds an interest in the Option; and

         (b) TWO HUNDRED THOUSAND UNITED STATES DOLLARS (US$200,000.00) when the production of gold is commenced in or on the Property. Provided however, in the event that less than two million (2,000,000) ounces of proven and probable reserves are discovered in or on the Property, then this payment shall be ONE HUNDRED THOUSAND UNITED STATES DOLLARS (US$100,000.00).

6. LICENSE TRANSFER. Upon CANADIANA's written election to exercise the Option, the Owner shall forthwith transfer the License to CANADIANA, free and clear of any claims, liens, burdens or encumbrances, subject only to the Reserved Royalty referred to in Section 7 hereunder. Such transfer will be in accordance with the laws of Ghana and in a manner prescribed by the Ghana Minerals Commission and the Minister of Mines.

7. RESERVED ROYALTY.

         (a) Upon the successful transfer of title from the Owner to CANADIANA, CANADIANA shall pay to the Owner an aggregate production royalty of two percent (2%) of the net smelter returns (the "NET SMELTER RETURNS") from all ores, minerals or other products mined and removed from the Property and sold by CANADIANA, as set forth on Schedule "A" attached hereto and made a part hereof (the "RESERVED ROYALTY").

         (b) Provided however, in the event that less than two million (2,000,000) ounces of proven and probable reserves are discovered in or on the Property, then the Reserved Royalty shall be one percent (1%) of the Net Smelter Returns.

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8. RESERVED ROYALTY PURCHASE PRICE.

         (a) The Owner hereby grants to CANADIANA the exclusive right and option, exercisable by CANADIANA at any time to purchase the entirety of the Reserved Royalty for the total sum of TWO MILLION UNITED STATES DOLLARS (US$2,000,000.00) (the "RESERVED ROYALTY PURCHASE PRICE"). No payment of actual Net Smelter Returns production royalty shall be credited toward the Reserved Royalty Purchase Price.

         (b) Provided however, in the event that less than two million (2,000,000) ounces of proven and probable reserves are discovered in or on the Property, then the Reserved Royalty Purchase Price shall be ONE MILLION UNITED STATES DOLLARS (US$1,000,000.00).

9. OPERATIONS. CANADIANA shall have free and unrestricted access to the Property, and shall have the right to explore, develop and mine the Property, and (provided CANADIANA has exercised the Option and paid the Reserved Royalty Purchase Price) to extract, remove and sell or otherwise dispose of for its own account any and all ores, minerals, concentrates or other products, and to remove ores, air, water, waste and materials from the Property by means of underground or surface operations on or in the Property or on or in other property, and to remove ores, air, water, waste and materials from other property by means of underground or surface operations on or in the Property, CANADIANA may use any mining method, whether or not the method is in general use at the time of the Effective Date of this Agreement. CANADIANA shall conduct all operations on the Property in a good and workmanlike manner and in accordance with accepted mining practice and the laws of Ghana. All decisions with respect to exploration, development and (provided CANADIANA has exercised the Option) mining of the Property and the selling of ores, minerals, concentrates or other products from the Property, including all decisions regarding the commencement, suspension, resumption or termination of any operation, shall be made by CANADIANA in its sole discretion. Provided CANADIANA has exercised the Option, CANADIANA may mine and sell ores, minerals, concentrates or other products and may stockpile ores, minerals, concentrates or other products for any length of time before selling the same. There are no covenants or agreements regarding these matters other than those expressly set forth herein. CANADIANA shall comply with all applicable laws and regulations governing its operations, including reclamation on the Property. CANADIANA shall keep the Property free of liens for labor performed or materials or merchandise furnished for use on the Property under this Agreement and shall hold the Owner harmless from all costs, loss or damage which may result from any work or operations of CANADIANA or its possession or occupancy of the Property.

10. UNDIVIDED INTEREST. Without impairment of the covenants, representations and warranties of the Owner, if the Owner owns now or in the future less than the full, undivided interest in the Property, CANADIANA may reduce the Option Payment, the Reserved Royalty Purchase Price and the Reserved Royalty in proportion of such reduction.

11. TERMINATION. CANADIANA may terminate this Agreement at any time upon giving notice to the Owner. Upon termination CANADIANA shall, upon demand by the Owner and at CANADIANA's expense, within ninety (90) days of such demand, deliver to the Owner

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one set of copies of all factual data generated by CANADIANA during the Option
Period. Upon termination CANADIANA shall have no further responsibilities or obligations in respect of the Property except as otherwise expressly stated herein. Upon any termination of this Agreement, CANADIANA shall have a period of eighteen (18) months to remove from the Property any mining, plant, buildings, machinery, tools, appliances and/or equipment, after which period and failing such removal, they shall become the property of the Owner.

12. MAINTENANCE OF THE PROPERTY. The Owner shall keep the Property in good standing during the Option Period. CANADIANA shall pay any fees charged by the Government of Ghana associated with CANADIANA's ownership of the License, but shall not otherwise be obligated to perform any work on the Property or make any other payments hereunder with the exception of the Option Payment or, in the event of the extension of the Option Period, the costs and/or fees referred to in subsection 1(b) and (c) of this Agreement

13. CONFIDENTIALITY. The Owner agrees that all information in respect of the Property or received from CANADIANA concerning the Property shall be kept confidential and shall not be disclosed to any third party without the prior written authorization of CANADIANA.

14. SUSPENSION OF OPERATIONS. Time shall be of the essence hereof, provided that if CANADIANA should be delayed or prevented from examining, exploring or developing the Property as a result of strikes, natural disasters, industrial disputes, interference of third parties, governmental regulations or restrictions or any other causes beyond the control of CANADIANA, the time within which the Option may be exercised and the time when the Option Payment must be made shall be extended by the period of such delays.

15. NOTICES. All notices and other communications to either party shall be in writing and shall be sufficiently given if delivered in person, by facsimile or sent by certified or registered mail, return receipt requested, addressed as hereinafter set forth. Notices given by mail shall be deemed to be delivered three (3) days after the date of mailing. Until a change of address is communicated as indicated above, all notices shall be addressed as follows:

         (a)      NOTICE TO OWNER:

                  Adom Mining Limied
                  P.O. Box CT 1191
                  Cantonments
                  Accra, Ghana

                  Facsimile:  [PLEASE INSERT]

         (b)      NOTICE TO CANADIANA:

                  Canadiana Gold Resources Limited
                  54 Lagoon Block
                  P.O. Box CT 5239
                  Nungua
                  Accra, Ghana

                  Facsimile:  416 981 3055

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16. CURRENCY. Unless otherwise indicated herein, all references in this
Agreement to monetary amounts are expressed in United States currency.

17. APPLICATION OF LAW. This Agreement shall be governed and interpreted in accordance with the laws of Ghana.

18. COUNTERPARTS. This Agreement may be executed by any number of counterparts, each of which shall be deemed to be an original with the same force and legal effect as if all executions were of one single instrument.

19. GENERAL. The Owner and CANADIANA agree that there are no implied covenants whatsoever in this Agreement relating to the commencement, performance or termination of the evaluation, development, mining or production of the Property, or the time thereof except as expressly provided in this Agreement. This Agreement sets forth the entire agreement of the parties with respect to the subject hereof and, except as herein expressly provided, supersedes all previous and contemporaneous agreements, representations, warranties or understandings, written or oral. All covenants, limitations and provisions herein contained apply to and are binding upon the parties hereto, their heirs, representatives, successors and assigns. No modification, variation or amendment of this Agreement shall be effective, unless the modification, variation or amendment is in writing and is signed by the Owner and CANADIANA. If any part of this Agreement is inconsistent with or contrary to any law or regulation, the law or regulation shall control and this Agreement shall be deemed to be modified accordingly. No waiver of any breach or default under this Agreement shall be effective unless the waiver is in writing and signed by the party against whom the waiver is claimed. No waiver or any breach or default shall be deemed to be a waiver of any other or subsequent breach or default.

20. SURVIVAL. The following sections shall survive the termination of this Agreement to the full extent necessary for their enforcement and the protection of the party in whose favour they run: Sections 2, 6, 7, 8, 10, 11, 19 and 20.

         IN WITNESS WHEREOF the parties have executed this Agreement effective as of the date first above written.

                                        CANADIANA GOLD RESOURCES LIMITED

                                        Per: /s/ Alhaji N. Abudulai
                                                 Alhaji N. Abudulai
                                                 Vice-President, Ghana

                                        ADOM MINING LIMITED

                                        Per: /s/ Adwoa Sintim
                                                 Adwoa Sintim
                                                 Director

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                                  SCHEDULE "A"

                           NET SMELTER RETURNS ROYALTY


1. CALCULATION OF NET SMELTER RETURNS

         (a) When and after a dore or other form of concentrate is shipped to a refinery and there has been a final settlement by the refinery with respect to such delivery, the "NET SMELTER RETURNS" shall means:

                  (i) with respect to gold and silver contained in such dore or other form of concentrate, the value of gold and silver (stated in U.S. Dollars per troy ounce of gold and silver) multiplied by the number of ounces of gold and silver produced, less Allowable Deductions; and

                  (ii) with respect to all other minerals, the value of other minerals (stated in U.S. Dollars), less Allowable Deductions.

The value of gold and silver shall be respectively the numerical average of the closing prices of gold and silver as reported on the COMEX (or, if the COMEX shall cease reporting gold and silver prices, then the London P.M. fix for gold or the London daily fix for silver, or, if that should cease to be reported, then as reported by another mutually agreed substitute index) at the conclusion of each day of said month in which final settlement occurred. The value of all other minerals contained in such dore or other form of concentrate shall be the numerical average of the closing prices of such minerals as reported on the London Metals Exchange at the conclusion of each day of said month; such average price shall then be used to value all such minerals (other than gold and silver) during such month. In all other cases, "NET SMELTER RETURNS" shall be defined in subsection (b) of this Section 1.

         (b) Except as provided in subsection (a) of this Section 1, "NET SMELTER RETURNS" means:

                  (i) in the case of ores, minerals or other products which are sold by payor in the crude state, the amount received by payor from the purchaser or ores, minerals or other products, less Allowable Deductions;

                  (ii) in the case of ores, minerals or other products which are processed by or for the account of payor to produce concentrates or other saleable intermediate products to be smelted or otherwise further processed by or for the account of payor, an amount equal to the market value of the concentrates or other saleable intermediate products f.o.b. the plant producing the concentrates or other saleable intermediate products (which amount shall be deemed to have been received by payor), less Allowable Deductions; and

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                                     - ii -

                  (iii) in all other cases, the amount received by payor from the purchaser of the ores, minerals or other products, less Allowable Deductions.

         (c) "ALLOWABLE DEDUCTIONS" means, to the extent borne or to be borne by payor:

                  (i) charges for treatment in the smelting and refining process (including handling, processing, interest and provisions settlement fees, sampling, assaying and representation costs, penalties and other processor deductions);

                  (ii) actual costs of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation) of concentrates or other products from the area to the place of sale; and

                  (iii) sales, use, ad valorem, severance, net proceeds of mine and any other tax on or measured by mineral production.

         (d) Advance sales, forward sales, hedging and other speculative sales arrangements shall be solely for the account, benefit and risk of payor and shall not inure to the benefit of payee.

2. COMMINGLING. Payor may commingle ores from the Property with ores from other properties, either before or after concentration or beneficiation, so long as all data necessary to determine the weight and grade, both of the ores removed from the Property and the ores with which they are commingled, are obtained and preserved by payor in accordance with sound mining and metallurgical practices. Payor shall then use that weight and grade data to allocate any value received between the Property and the other properties from which the other commingled ores were removed. All such weight, grade and allocation calculations shall be done in accordance with sound mining and metallurgical practices.

3. PAYMENT. Net Smelter Returns shall be calculated for each calendar quarter in which Net Smelter Returns are realized and payment as due hereunder shall be made within thirty (30) days following the end of each such calendar quarter. Such payments shall be accompanied by a statement summarizing the computation of Net Smelter Returns and copies of all relevant settlement sheets. Such quarterly payments are provisional and subject to adjustment within ninety (90) days following the end of each calendar year. Within ninety (90) days after the end of each calendar year, payor shall deliver to payee an unaudited statement of royalties paid to payor during the year and the calculation thereof. All year-end statements shall be deemed true and correct six (6) months after presentation, unless within that period payee delivers notice to payor specifying with particularity the grounds for each exception. Payee shall be entitled, at payee's expense, to an annual independent audit of the statement by a certified public accountant of recognized standing and acceptable to payor, only if payee delivers a demand for an audit to payor within four (4) months after presentation of the related year-end statement. If such audit determines that payor has underpaid payee by greater than ten percent (10%) during such annual period, after any adjustment, then payor shall reimburse payee for its reasonable audit costs.

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                                  SCHEDULE "B"

IN WITNESS WHEREOF this document has been executed by the parties hereto the day and year first above written.

                         THE SCHEDULE ABOVE REFERRED TO

All that piece or parcel of land containing an approximate area of 20.60 acres lying to the North of Latitude 5(degree)0'0" and to the South of Latitude 5(degree)3'59" 5(degree)3'55" 5(degree)4'33" 5(degree)4'27" 5(degree)1'53"
5(degree)1'49"; East of Longitude 1(degree)54'40" 1(degree)54'15" 1(degree)53'3" 1(degree)56'0" 1(degree)55'27" 1(degree)55'5" and to the West of Longitude 1(degree)53'48" in the Mphor Wassa East District of Western Region of the Republic of Ghana which piece or parcel of land is more particularly delineated on the plan annexed hereto for the purposes of identification and not of limitation.